Exhibit 99.(g)(1)

THE THAI CAPITAL FUND, INC.

INVESTMENT CONTRACT

May 21, 1990

i

Investment Contract (the “Investment Contract”) dated as of May 21, 1990 by and among THE MUTUAL FUND COMPANY LIMITED (“MFC”), a Thai limited company, with its principal place of business located at IFCT Building, 1770 New Petchburi Road, Bangkok 10310, Thailand, and THE THAI CAPITAL FUND, INC. (the “Unitholder”), a Maryland corporation, with its principal place of business located at 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

1.                                       Definitions

In this Investment Contract, the following terms have the following meanings:

“Advisory Sections” means Sections 3.1; 3.3; 3.4; 3.8; Article 8 (other than Section 8.2(b)(Y) and Section 8.5, insofar as such Section relates to appointment of liquidators under Thai law; and Article 14 (other than Section 14.1(b)(Y);

“Assets” means all assets and rights held by the Investment Plan during its life, including but not limited to Thai Securities;

“Auditors” has the meaning ascribed thereto in Section 9.4(a);

“Beneficial Certificate” has the meaning ascribed thereto in Section 5.2;

“Board of Directors” means the Board of Directors of the Unitholder;

“BOT” means the Bank of Thailand or any successor agency or institution of the Royal Thai Government from time to time authorized by law to supervise mutual funds in Thailand;

“Business Day” means a day on which the SET and the New York Stock Exchange are both open for business;

“Custodian” means The Bangkok Bank Limited or its successors or permitted assigns under the Thai Custody Contract;

“District Court” has the meaning ascribed thereto in Section 15.3;

“Dollars” or “$” or “US $” means U.S. dollars;

“Effective Date” means the date on which the Registration Statement is first declared effective by the SEC under the United States Securities Act of 1933, as amended;

“Financial Statements” has the meaning ascribed thereto in Section 9.2;

“Funds” means the Investment Plan and the Unitholder, jointly and severally, as if such entitles were one entity;

“Investment Company Act” means the United States Investment Company Act of 1940, as amended;

“Investment Plan” means the investment project or Krongkarn known in Thailand as the Thai Capital Fund and established by this Agreement;

“Registration Statement” means the Unitholder’s registration statement on Form N-2 filed with the SEC;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means all securities, instruments and rights held by the Investment Plan pursuant to this Investment Contract;

“SET” has the meaning ascribed thereto in Section 6.2(a);

“Supreme Court” has the meaning ascribed thereto in Section 15.3;

“Thai Custody Contract” means the Custody Contract among the Unitholder, the Manager and the Custodian in respect of the Investment Plan;

“Thai Manager” means MFC or any successor thereto permitted under Thai law and the U.S. Law;

“Thai NAV” has the meaning ascribed thereto in Section 6.1;

“Thai Securities” means all Baht denominated securities and instruments held by the Investment Plan pursuant to this Agreement;

“Underwriting Agreement” means collectively the Underwriting Agreements in respect of the Unitholder’s shares of common stock ($0.01 par value) to be offered in the United States and elsewhere executed on or after the date hereof;

“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction;

“Unitholder” means the Thai Capital Fund, Inc., a Maryland corporation;

“U.S. GAAP” has the meaning ascribed thereto in Section 6.5;

“U.S. Law” means applicable United States federal law (including the Internal Revenue Code, Securities Act of 1933, Securities Exchange Act of 1934, Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as from time to time amended) and New York law;

“U.S. Sections” shall mean the Advisory Sections and Sections 2.1 (with respect to U.S. Law); 2.2; 3.6 (except 3.6(b)); 3.7; Article 4 (with respect to U.S. Law); Section 5.3; Article 6 (with respect to U.S. GAAP and U.S. Law); Article 7 (except 7(2)); Article 9 (other than Sections 9.1(b)(ii) and 9.3); Article 10; Section 11.1; Article 12; Section 13.8; and Article 15;

“Valuation Date” has the meaning ascribed thereto in Section 6.1.

2.                                       Establishment of the Investment Plan

2.1                                 The Investment Plan is hereby established as a securities investment fund with effect on and from the Effective Date under the laws of the Kingdom of Thailand for the exclusive benefit of the Unitholder.  This Investment Contract, together with the exhibits hereto and the relevant provisions of the laws and regulations of the Kingdom of Thailand, and, with respect to the U.S. Sections, U.S. Law alone, shall govern the relationships, which are contractual relationships, between the Thai Manager and the Unitholder.

2.2                                 The Unitholder shall be liable for all liabilities incurred by or on behalf of the Investment Plan in accordance with the terms of this Investment Contract, provided, however, that this Section 2.2 shall not operate to enlarge in any way any liabilities incurred by or on behalf of the Investment Plan.

3.                                       Basic Obligations and Rights of the Thai Manager

3.1(a)                                                                   The Thai Manager, as investment manager to the Investment Plan hereby undertakes and agrees, upon the terms and conditions herein set forth in this Investment Contract, to manage the acquisition, holding and disposition of Assets, in accordance with the investment objectives and policies as set forth in or contemplated by this Investment Contract and in accordance with such directions and instructions, if any, as are given by the Board of Directors and mutually agreed to by the Thai Manager and the Board of Directors, to pay the permitted expenses of the Investment Plan set forth in Exhibit 13 hereto and to prepare and make available to the Unitholder information and statistical data in connection therewith.

(b)                                 The Thai Manager, at its own expense, undertakes and agrees (i) to assist the Funds as they may reasonably request in the conduct of the Funds’ business to the extent the conduct of such business involves matters of or relates to Thai law, operation of the Investment Plan or investment of assets of the Investment Plan; (ii) to maintain or cause to be maintained for the Funds all books and records required under Thai law and regulations to the extent that such books and records are not maintained or furnished by the Thai Custodian or other agents of the Funds; (iii) to furnish at the Thai Manager’s expense for the use of the Funds such office space and facilities as the Funds may require for their reasonable needs in Thailand and to furnish at the Thai Manager’s expense clerical services in Thailand related to information, statistical and investment work for the benefit of the Funds; and (iv) to pay the reasonable salaries, fees and expenses of such of the Funds’ officers and employees (including the Funds’ share of Thai payroll taxes) and any fees and expenses of such of the Funds’ directors as are directors, officers or employees of the Thai Manager.

(c)                                  (i)                                     Notwithstanding the foregoing, the Thai Manager shall in discharging its duties under this Section, be entitled to rely on information provided by the Unitholder’s administrator and on advice from counsel or accountants for the Unitholder as to compliance with the Unitholder’s investment policies or investment limitations, compliance with the requirements of the Investment Company Act, compliance with the requirements of Subchapter M of the United States Internal Revenue Code of 1986, as amended, or compliance with any requirement under the rules of the New York Stock Exchange.  The Thai Manager shall have access to the Unitholder’s counsel and accountants.

(ii)                                  The Thai Manager shall not be responsible for maintaining the Unitholder’s books and records except to the extent it is required under the Investment Advisers Act of 1940 to maintain such records.  The Thai Manager will provide to the Unitholder’s administrator all information in the Thai Manager’s possession about or relating to the Fund and necessary for the administrator to comply with the Unitholder’s recordkeeping requirements under the Investment Company Act.

3.2                                 The Thai Manager agrees to act hereunder in such capacity or capacities as are necessary or appropriate under Thai law, including with respect to the establishment of the Investment Plan pursuant to Section 2.1 hereof.  It is expressly agreed that the Thai Manager shall hold legal title to all Assets solely for the account of the Investment Plan for the benefit of the Unitholder and that nothing herein shall constitute the Thai Manager or require it to act as agent, nominee or trustee of the Unitholder with respect to legal title to Thai Securities.  The Thai Manager shall hold legal title of Assets separate from ‘its own assets, free and clear of all liens, claims and encumbrances of any party except as provided by this Investment Contract.

3.3                                 The Thai Manager shall be entitled to be paid in Baht from the Assets of the Investment Plan, as full compensation for the services rendered and expenses borne by the Thai Manager under the Advisory Sections hereunder, a monthly fee, which accrues weekly and is payable, except as provided below, within five (5) Bangkok business days of the first day of each month following the day on which such payment is computed, at an annual rate equal to 0.60 percent of the net assets of the Investment Plan of the 0.60 percent per annum management fee payable to the Thai Manager, 0.50 percent per annum is for the Thai Manager’s investment advisory and asset management services, and 0.10 percent per annum is for the Thai Manager’s administrative services.  The value of the accrued weekly net assets of the Investment Plan for a month shall be determined as of the close of business in Bangkok on the last SET business day of each week where such last business day falls within one month.  Such fee shall be payable from the Investment Plan and shall be computed beginning on the “Closing Date” (as defined in the Underwriting Agreement) until the termination of this Investment Contract for whatever reason.  For the purposes of this Investment Contract the net assets of the Investment Plan shall be computed as herein provided.

3.4                                 The Thai Manager’s services hereunder are not to be deemed exclusive and the Thai Manager is free to render similar services to others.

3.5                                 The Thai Manager represents and warrants that it is duly (a) registered and authorized as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and (b) licensed as an investment manager under the Act on the Undertaking of Finance Business, Securities Business and Credit Foncier Business, B.E. 2522 (1979) of Thailand, as amended, and it agrees to use all reasonable efforts to maintain effective its registration, authorization and license, as the case may be, until the termination of this Investment Contract.

3.6                                 Neither the Thai Manager nor any affiliate of the Thai Manager shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds for the account of the Investment Plan, except that the Thai Manager or the Thai Manager’s affiliates may receive a commission, fee or other remuneration in connection with the sale of securities to or by the Investment Plan, but only to the extent permitted under the Investment Company Act.

3.7                                 The Thai Manager may rely on information reasonably believed by the Thai Manager to be accurate and reliable, including without limitation directions or instructions of the

Board of Directors pursuant to Section 3.1(a), the information provided by the Unitholder’s administrator and advice of the Unitholder’s counsel and accountants.  Neither the Thai Manager, the Thai Manager’s officers, directors, employees, agents or any controlling persons as defined in the Securities Act of 1933 shall be subject to any liability for any act or omission, error of judgment or mistake of law or for any loss suffered by the Funds in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Thai Manager’s duties or by reason of reckless disregard on the part of the Thai Manager of the Thai Manager’s obligations and duties under this Investment Contract.

3.8                                 The Thai Manager shall consult with and review information and advice provided to it by Daiwa International Capital Management (H.K.) Limited, and, in the discretion of the Thai Manager, may or may not follow any such advice.

4.                                       Enforcement by Unitholder and the Thai Manager

4.1                                 The Unitholder shall have the right at all times to enforce against the Thai Manager the obligations of the Thai Manager under this Investment Contract, including but not limited to, the obligation to act for the benefit of the Unitholder.

4.2                                 The Thai Manager shall have the right at all times to enforce against the Unitholder the obligations of the Unitholder under this Investment Contract.

5.                                       Units

5.1                                 Units shall be issued to the Unitholder against payment therefor with respect to all transfers of any assets to the Investment Plan.  The value of Units shall, upon the initial transfer of any monies to the Investment Plan be $10.00 each, provided, however, that the value of Units shall thereafter be determined in accordance with Article 6 of this Investment Contract.

5.2                                 A beneficial certificate (the “Beneficial Certificate”) representing one or more Units, in substantially the form of Exhibit A attached hereto, shall be issued to the Unitholder in respect of all Units issued to the Unitholder.  The Beneficial Certificate shall be signed and sealed by the authorized representative(s) of the Thai Manager.

5.3                                 Units are not transferable.  The Thai Manager shall not issue or deliver a Unit or a Beneficial Certificate to any person other than the Unitholder.  The Unitholder may not transfer or assign Units or Beneficial Certificate.

6.                                       Calculation of Net Asset Value

6.1                                 The net asset value of the Assets (the “Thai NAV”) at any time shall be the value of the Assets less the liabilities of the Investment Plan at such time.  The net asset value of Units at any time following the initial issuance thereof as described in Section 5.1 shall be the Thai NAV divided by the number of Units issued and outstanding as of such time.  The Thai NAV shall be calculated by the Thai Manager with the concurrence of the Unitholder’s designee at last business day at the close of each week in Bangkok (a “Valuation Date”) as well as when required for the issue of Units pursuant to Article 5 hereof.  The Thai NAV shall be calculated by reference to the criteria set forth below

(and such other criteria as may be necessary to implement the provisions of the Investment Company Act).

6.2                                 The value of Assets held in the Investment Plan shall be determined as follows:

(a)                                  where the Assets are equity securities listed and traded on the Securities Exchange of Thailand (the “SET”) and SET market quotations are readily available, at the last sales price on such exchange on the applicable Valuation Date or, if there is no sale on such exchange on that date, the mean between the last current bid and the asked prices;

(b)                                 where the Assets are unlisted equity securities, at the mean between current bid and asked prices, if any, or if the same are not available, as determined by the Board of Directors;

(c)                                  short-term investments having a maturity of 60 days at cost with accrued interest, or discount carried thereon, included in interest receivable.

(d)                                 other securities as to which market quotations are readily available shall be valued at their market values; and

(e)                                  all other securities and assets will be taken at fair value in accordance with procedures determined by the Board of Directors.

6.3                                 In instances where price cannot be determined in accordance with the above procedures, or in instances in which the Board of Directors determines that it is impracticable or inappropriate to determine price in accordance with the above procedures, the price will be determined in such manner as the Board of Directors may prescribe.

6.4                                 There shall be made such allowance (if any) as the Board of Directors may consider appropriate in the case of any asset which the Board of Directors considers may not be fully recoverable.

6.5                                 For purposes of determining the Thai NAV, liabilities shall include the amount of any fee payable to the Thai Manager hereunder or to the Custodian under the Thai Custody Contract or other fees and expenses payable hereunder from the Assets of the Investment Plan.  Other liabilities shall be determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

6.6                                 Notwithstanding anything in this Investment Contract, (a) for purposes of all reporting required under U.S. Law, the “Unitholder’s designee” as used in this Article 6 shall be Princeton Administrators, Inc., which shall determine the Thai NAV in Dollars based upon information supplied by the Thai Manager and/or the Custodian, and (b) for purposes of all reporting required under Thai law, the Thai Manager shall determine the Thai NAV in Baht.

7.                                       Investment Objective Policies and Limitations

The investment objective, policies and limitations of the Funds will be as described in Exhibit C subject to revision in accordance with (1) U.S. Law and (2) Thai law.

8.                                       Duration, Changes in Manager or Custodian, and Termination

8.1                                 This Investment Contract shall become effective on the Effective Date hereof.  This Investment Contract, other than the Advisory Sections hereof, shall continue in effect, if not continued in accordance with applicable U.S. Law and Thai law, until the twenty-fifth anniversary of the Effective Date or until terminated in accordance with Section 8.4.  The Advisory Sections shall continue in effect, if not continued in accordance with applicable U.S. Law as further provided below, until two years from the date hereof.  If not sooner terminated, the Advisory Sections shall continue in effect for successive periods of 12 months each thereafter; provided that each such continuance shall be specifically approved annually by the vote of a majority of the Board of Directors who are not parties to this Investment Contract or interested persons (as such term is defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and (a) either the vote of a majority of the outstanding voting securities of the Unitholder, or (b) a majority of the Board of Directors as a whole.

8.2                                 Notwithstanding anything in this Agreement to the contrary, the Advisory Sections may be terminated at any time by the Unitholder without the payment of any penalty upon a vote of a majority of the Board of Directors or a majority of the outstanding voting securities of the Unitholder on 60 days’ written notice to the Investment Manager.  The Advisory Sections shall automatically terminate (a) in the event of assignment of this Investment Contract (as such term is defined in the Investment Company Act); (b) the suspension or revocation of the Thai Manager’s license or status to act as Thai Manager to the Investment Plan or investment adviser to the Unitholder, under (X) Thai law, or (Y) U.S. Law, as the case may be.  Any notice shall be deemed given when received by the addressee.

8.3                                 Upon termination of the Advisory Sections, except as provided by Section 8.4 hereof, the Unitholder shall, in accordance with (a) U.S. Law, and (b) Thai law, provide for a successor manager approved by the Bank of Thailand within three months to execute, as investment manager under an agreement in substance similar to the Advisory Sections of this Investment Contract (which may be evidenced by an agreement to become party to all provisions of this Investment Contract) with all such changes, however, as the parties thereto shall agree upon.

8.4                                 This Investment Contract, including the Advisory Sections, shall terminate if:

(a)                                  There is any transfer, assignment or other disposition of any of the Unitholder’s interest in the Investment Plan, or any delivery of a Unit or Beneficial Certificate to any person other than the Unitholder;

(b)                                 The Thai Manager notifies the Unitholder in writing that due to a change in Thai law, in its opinion further operation of the Investment Plan in accordance with this Investment Contract is illegal or infeasible having regard solely to the interests of the Unitholder;

(c)                                  There has been a suspension of trading for more than 1 day on the Securities Exchange of Thailand; the declaration by Thailand authorities of a banking moratorium; or any war, blockade, embargo, insurrection or armed conflict or escalation of any thereof involving Thailand or the United States, if in any such case the Board of Directors determines that termination is in the best interests of Unitholder;

(d)                                 Termination of the Custodian’s appointment pursuant to the Thai Custody Contract if no successor custodian approved by the Bank of Thailand is appointed thereunder or otherwise;

(e)                                  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Unitholder or the Thai Manager in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Unitholder or the Thai Manager, as the case may be, or for any substantial part of the property thereof, or order the winding-up or liquidation of the affairs thereof;

(f)                                    The Unitholder or the Thai Manager shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Unitholder or the Thai Manager, as the case may be, or for any substantial part of the property thereof, or shall make any general assignment for the property thereof, or shall make any general assignment for the benefit of creditors thereof, or shall fail generally to pay its debts as they become due; or

(g)                                 Upon the termination of the Advisory Sections if no successor investment manager is appointed pursuant to Section 8.3; or

(h)                                 At the discretion of the Unitholder, the Thai Manager and the Board of Directors are unable to reach an agreement regarding any instructions or directions given by the Board of Directors to the Thai Manager as provided in Section 3.1(a).

8.5                                 Upon termination of this Investment Contract pursuant to Section 8.4, the Investment Plan will be liquidated by a liquidator appointed by the Thai Manager and agreed to by the Board of Directors, which appointment will be subject to the approval of the BOT.  Such liquidation will in an orderly manner dispose of Thai Securities which are restricted as to foreign ownership or which otherwise are not capable of transfer to the Unitholder and remit the proceeds thereof to the Unitholder and, unless directed by the Board of Directors otherwise, cause all other Assets of the Investment Plan to be registered in the name of Unitholder, subject to compliance with Thai law.  To the extent that the Unitholder does not take action in respect of Sections 5.3 and 8.4(a), (e) and (f) hereof, the Thai Manager will take all actions necessary to effectuate such Sections and this Section 8.5.

8.6                                 This Investment Contract may not be transferred, assigned, sold or in any matter hypothecated or pledged by any party hereto other than as permitted by Article 8 hereof.

8.7                                 As used in this Investment Contract, the phrase “majority of the outstanding voting securities of the Unitholder” shall mean the affirmative vote of the holders of a majority of the outstanding voting securities of the Unitholder.

9.                                       Accounts and Statements

9.1                                 The Thai Manager shall maintain in its principal office in Bangkok sufficient accounts and records to enable a complete and accurate view to be formed by the Unitholder or its designee of the Assets and liabilities and the income and expenditures of the Investment Plan.  Such accounts shall be kept in form necessary in order to prepare financial statements (i) pursuant to U.S. GAAP and, (ii) in addition may be kept in such form and language required by the BOT.

9.2                                 The Unitholder or its designee shall prepare Financial Statements of the Funds for successive accounting periods, each accounting period commencing immediately after the end of the last preceding such accounting period (or in the case of the first such period from the date of establishment of the Funds) and ending on December 31 in each year (the first such date being December 31, 1990) (the “Financial Statements”) and shall also prepare such Financial Statements as of and for the monthly periods ending on the last day of each calendar month (which monthly reports shall be prepared within ten business days after the end of each month), in each case in U.S. dollars on the basis of U.S. GAAP on the respective forms and containing the information for the time being required by the SEC and the New York Stock Exchange.

9.3                                 The Thai Manager shall prepare Financial Statements of the Investment Plan in the manner required by Thai law and shall make or cause to be made all reports, publications, notices and filings with respect to the Investment Plan required by Thai law.

9.4                                 The Thai Manager and the Unitholder shall:

(a)                                  cause the Financial Statements to be audited in accordance with U.S. GAAP by an internationally recognized accountancy firm authorized under the laws of the Kingdom of Thailand and the regulations of the BOT (the “Auditors”).  The initial Auditors shall be Price Waterhouse.  The Thai Manager shall be entitled, with the prior written approval of the Board of Directors or the shareholders of the Unitholder, to remove any person or firm of Auditors and appoint another internationally recognized accountancy firm to be the Auditors.  The Thai Manager shall ensure that at all times there are such Auditors for the Investment Plan;

(b)                                 submit the Financial Statements together with the Auditors’ report and such report as the Thai Manager may intend to make to the Unitholder thereon to the Unitholder and the BOT; and

(c)                                  comply with such requirements as the SEC or BOT may make with respect to such statements and report.

9.5                                 Form of Auditor’s Reports  The Auditors’ report on the Financial Statements of the Investment Plan shall be in the form required under Thai law and the SEC and the New York Stock Exchange and prepared in accordance with U.S. GAAP.  The Thai Manager shall sign all Financial Statements of the Investment Plan, if requested to do so by the Board of Directors.

10.                                 Distributions

10.1                           The Investment Plan will distribute to the Unitholder, at least once each year (on such dates as is determined by the Board of Directors), all or part of the net profit of the Investment Plan for such year.  For this purpose, the net profits of the Investment Plan will be calculated in Baht and will include dividends and interest paid with respect to securities, interest on bank deposits, net capital gains from the sale of securities and any other income arising from the Investment Plan’s operations, less all expenses of the Investment Plan.

Except with respect to payment of expenses as may be further provided in Section 10.2, the Investment Plan shall not make any distribution to Unitholder except out of current net profits or accumulated prior years’ net profits not previously distributed, or otherwise as may be declared in accordance with the direction of the Board of Directors.

10.2                           Costs and expenses are payable and distributable out of the assets of the Investment Plan when and as provided in this Investment Contract.

11.                                 Payments

11.1                           Any expenses payable to the Thai Manager or others by the Investment Plan shall be paid, upon order of the Unitholder in the manner as instructed by the Unitholder or a person designated by the Unitholder, provided that the payment by the Thai Manager of expenses directly incurred in connection with the purchase and sale of Securities (i.e., brokerage fees and commissions, transfer and stamp taxes) shall not require the prior order of the Unitholder.

11.2                           All payments from the Investment Plan to be made in currencies other than Baht are subject to Thai law including the Exchange Control law and regulations thereunder.

12.                                 Currency

Except as otherwise provided in this Investment Contract, the accounts and records of the Investment Plan, payments into the Investment Plan and payments out of the Investment Plan shall be made in Baht.  Distributions from the Investment Plan shall be calculated in Baht and then converted into Dollars on the date of the making of the distribution.  The Financial Statements of the Funds shall be prepared in Dollars, provided, however, that Financial Statements may also be prepared as provided in Section 9.3 hereof.  Currency exchange rates between Baht and Dollars for purposes of the Investment Plan’s accounts and records shall be determined by the Unitholder or its designee.

13.                                 Information and Notices

A.                                   Documents To Be Made Available; Offices.

There shall be held available by the Thai Manager for inspection by any person without charge at the principal office of the Thai Manager in Bangkok at all reasonable business hours copies of:

(a)                                  this Investment Contract as from time to time amended;

(b)                                 the most current sales prospectus related to shares of the Unitholder;

(c)                                  all filings made by the Unitholder with the SEC (including financial statements) for the two latest fiscal years of the Unitholder or (if less) for all periods since the establishment of the Unitholder; and

(d)                                 The Thai Manager shall at all times maintain an office or offices in Bangkok and shall notify the Unitholder in the manner prescribed by Section 13.8 below of any change in the address of its principal office in Bangkok.

B.                                     Notices.

Except as otherwise provided herein, all notices or other communications to the respective parties hereto shall be deemed to have been duly made when delivered by airmail, fax, telex or personal delivery at its address specified below or to such other address as any of the parties hereto may hereafter specify to the other in writing.

For the Manager:

The Mutual Fund Company Limited
IFCT Building
1770 New Petchburi Road
Bangkok 10310, Thailand

For the Unitholder:

The Thai Capital Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

14.                                 Amendments

14.1                           This Investment Contract shall be capable of amendment only (a) with the prior mutual agreement of the Unitholder (which, in the case of the Advisory Sections, shall be obtained in accordance with U.S. Law) and the Thai Manager, and (b) subject to (X) applicable U.S. Law and (Y) applicable Thai law, including approval of the BOT.

14.2                           Sections 5.3 and 8.4(a), (e) and (f) hereof, in addition to the requirements of Section 15.1, may not be amended without the consent of two-thirds of the outstanding voting securities of the Unitholder.

15.                                 Governing Law, Jurisdiction; Language and Miscellaneous

15.1                           This Investment Contract and the Beneficial Certificate shall be governed by and construed in accordance with the laws of the Kingdom of Thailand, provided, however, that all U.S. Sections and all matters arising out of or relating thereto, or as to whether a provision is part of U.S. Sections, shall be governed by U.S. Law.

15.2                           The parties irrevocably agree that any suit, action or proceeding against the Unitholder arising out of or relating to this Investment Contract shall be subject to the non-exclusive jurisdictions of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, and irrevocably submit to the jurisdiction of each such Court in connection with any such suit, action or proceeding.  The parties waive any objection to the laying of venue of any such suit, action or proceeding in either such Court, and waive any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The parties irrevocably consent to service of process in connection with any such suit, action or proceeding by prepaid mail at their respective addresses as set forth in this Investment Contract.

15.3                           The parties further agree that any suit, action or proceeding against the Thai Manager arising out of or relating to this Investment Contract may, at the sole and unreviewable option of the Unitholder, be commenced in the jurisdictions either (i) of the courts of the Kingdom of Thailand or (ii) of the United States District Court for the Southern District of New York (the “District Court”) or the Supreme Court of the State of New York, New York County (the “Supreme Court”).  In the event the Unitholder exercises its option to commence a suit, action or proceeding in either the District Court or the Supreme Court, the Thai Manager irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding, and the Thai Manager further agrees that, in the event the District Court, for whatever reason, declines to exercise or is determined not to have jurisdiction in connection with any such suit, action or proceeding, the Unitholder may commence a subsequent such suit, action or proceeding in the Supreme Court, and the Thai Manager irrevocably submits to the jurisdiction of the Supreme Court in connection will any such subsequent suit, action or proceeding.  The Thai Manager waives any objection to the laying of venue of any such suit, action or proceeding in the District Court or the Supreme Court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The Thai Manager irrevocably consents to service of process in connection with any such suit, action or proceeding by prepaid mail at its address as set forth in this Investment Contract.

15.4                           To the extent that the Thai Manager or Unitholder may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Investment Contract, to claim for itself or its revenues or properties any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Investment Contract and/or to the extent that in such jurisdiction there may be attributed to the Thai Manager or the Unitholder such an immunity (whether or not claimed), the Thai Manager and the Unitholder, as the case may be, hereby to the fullest extent permitted by applicable law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable law expressly waives, any such immunity, including, without limitation, a complete waiver of immunity pursuant to the United States Foreign Sovereign Immunities Act.

15.5                           The governing language of this Investment Contract shall be English.

15.6                           The headings contained in this Investment Contract are for reference only and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, all as of the date first above written.

THE MUTUAL FUND COMPANY LIMITED

By:	/s/
Name:
Title:

THE THAI CAPITAL FUND, INC.

By:	/s/
Name:
Title:

EXHIBIT A

FORM OF CERTIFICATE

BENEFICIAL CERTIFICATE OF
THE THAI CAPITAL FUND PURSUANT TO
INVESTMENT CONTRACT
Dated as of                                                        , 1990
(the “Investment Contract”)

Unitholder:  The Thai Capital Fund, Inc., a Maryland Corporation.

Issue Date of Units:

Issue Date of Certificate:

Total Number of Units represented hereby:

Per Unit Value:

Time and Place of Payment:  As described in the Investment Contract.

Remuneration and other fees:  As described in the Investment Contract.

Redemption:  Only as specifically permitted in the Investment Contract.

Calculation of Net Asset Value:  As described in the Investment Contract.

Duration of the Investment Plan:  As described in the Investment Contract.

Notices:  As described in the Investment Contract.

Pursuant to the Investment Contract which establishes the Investment Plan, The Mutual Fund Company Limited, as Thai Manager, issues this Beneficial Certificate subject to all of the terms of the Investment Contract.

THE MUTUAL FUND COMPANY LIMITED

By:
Name:
Title:

Seal of The Mutual Fund Company Limited:  (SEAL)

This Certificate and the interests represented hereby are non-transferable and may not be held by persons other than The Thai Capital Fund, Inc.  This Certificate and the interests represented hereby are in all respects governed by, and subject to, the Investment Contract.

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Exh.A-1

EXHIBIT B

PERMITTED EXPENSES OF THE INVESTMENT PLAN

The expenses which the Thai Manager is required and authorized to pay out of the Assets of the Investment Plan in accordance with Section 3.1 of Article 3 are required to be properly vouched and verified by the auditor of the Investment Plan and consist of (only):

1.                                       Any expenses properly incurred in the publication of the prospectus of the Investment Plan;

2.                                       The reasonable costs of printing beneficial certificates representing units in the Investment Plan;

3.                                       All expenses properly incurred in preparing for the publication in newspapers of notices required by Thai and other laws;

4.                                       All stamp duties, brokerage fees and other expenses properly incurred in acquiring and disposing of Assets;

5.                                       All expenses properly incurred in making distributions of income and/or capital to the Unitholder;

6.                                       Audit fees for the Investment Plan;

7.                                       The fees of the Custodian;

8.                                       Taxes properly payable in relation to income, profits or gains of the Investment Plan (but not other taxation suffered by the Thai Manager);

9.                                       Interest and other bank charges properly incurred for the account of the Investment Plan;

10.                                 The fees of any adviser to the Investment Plan whose appointment and remuneration have been approved in accordance with applicable law;

11.                                 Travelling and out-of-pocket expenses reasonably incurred by the Thai Manager’s representatives attending meetings outside Thailand, which meetings have been authorized by the Board of Directors or its designee;

12.                                 International communication costs reasonably incurred by the Thai Manager;

13.                                 Expenses incurred in preparing and distributing reports contemplated by this Investment Contract;

14.                                 Such other expenses as the Board of Directors may approve; and

15.                                 Any amount necessary to indemnify the Thai Manager against any action, proceeding, claims, costs, demands and expenses which may be brought against, suffered or incurred by the Thai Manager (other than with respect to any action, proceeding, claim or demand or on behalf of the Unitholder) in connection with the performance or non-performance in good faith of its functions under this

Exh.B-1

Agreement except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Thai Manager’s duties or by reckless disregard on the part of the Thai Manager of the Thai Manager’s obligation and duties under the Investment Contract as shall arise by reason of the fraud negligence or willful default of the Thai Manager or its officers, servants or delegates.

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Exh.B-2

EXHIBIT C

INVESTMENT OBJECTIVE AND POLICIES

AND

INVESTMENT LIMITATIONS

INVESTMENT OBJECTIVE AND POLICIES

The investment objective of the Fund is long-term capital appreciation which it seeks through investment primarily in equity securities of Thai companies.  “Equity securities of Thai companies” is defined as ordinary shares, preferred shares, warrants and convertible debentures or other convertible debt securities of companies:  (i) traded principally on a stock exchange in Thailand or in the over-the-counter market in Thailand; (ii) that derive 50% or more of their total revenue from goods produced, sales made or services performed in Thailand; or (iii) that are organized under the laws of Thailand but not listed or traded on a stock exchange (provided that any such company is not a start-up and intends to seek a listing on the SET or other organized stock exchange within a reasonable period (i.e., one to three years) of the date of such investment).  This objective may not be changed without the approval of the BOT and without the approval of a majority of the Fund’s outstanding voting securities.  A “majority of the Fund’s outstanding voting securities” means the lesser of either (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented, or (ii) more than 50% of the outstanding shares.  There is no assurance that the Fund will achieve its investment objective.

It is anticipated that under normal circumstances, after the net proceeds of this offering have been invested under the Investment Plan, at least 75% of the Fund’s total assets will be invested in equity securities of Thai companies.  The remainder of the Fund’s assets, under normal circumstances, generally will be invested, to the extent held under the Investment Plan, in Baht bank deposits, short-term debt obligations issued or guaranteed by the Thai government and other short-term Baht-denominated securities, including short-term money market instruments, and, to the extent held outside the Investment Plan, in U.S. Dollar bank deposits or U.S. Dollar short-term money market instruments held outside of Thailand.  The purposes of these investments are to provide the Fund with appropriate liquidity to take advantage of market opportunities and meet cash needs.  After its initial investment period, the Fund intends to be substantially invested through the Investment Plan in equity securities of Thai companies, but it may hold up to ten percent of its assets outside the Investment Plan to pay expenses incurred by the Fund in the United States and as a reserve for dividends and other distributions to shareholders.  Investments in Thai money market instruments may include short-term Thai government obligations and Baht-denominated commercial paper, bankers’ acceptances, negotiable certificates of deposit and non-negotiable time deposits.  Investments in U.S. Dollar money market instruments may include U.S. Treasury bills and notes, commercial paper, bankers’ acceptances, negotiable certificates of deposit and non-negotiable time deposits.  Thai government approval of the Investment Plan is subject to the requirement that, except during the first year of operation of the Investment Plan and except with special permission thereafter, none of the Investment Plan’s net assets be invested in non-Thai and non-Baht securities and instruments.

There is currently no rating system for debt securities in Thailand.  However, the Fund intends to invest only in debt securities of companies that the Thai Manager believes to be of high quality.

Of that portion of the Fund’s assets invested in equity securities of Thai companies, it is anticipated that at least 75% will be in securities listed on the SET.  The Fund does not intend to

Exh.C-1

emphasize the larger capitalization issues when investing in securities listed on the SET.  The balance of its equity investments will be in unlisted securities, including securities that are traded in the Thai over-the-counter market and securities of companies that have applied to be listed on the SET.  The Fund may also invest in securities of unlisted companies in the later stages of development that have indicated that they intend to seek (and have reasonable prospects of obtaining) a listing on the set or other organized exchange, generally within one to three years.  The Fund will not invest in start-up companies.  The Fund intends to invest its assets over a broad spectrum of industries comprising the Thai economy, including, as conditions warrant from time to time, cement, chemicals and plastics, construction, electrical/electronics, finance, food, textiles, glass, rubber, pulp and paper, metal products and machinery, retailing and tourism.  In selecting industries and companies for investment, the Thai Manager will consider overall growth prospects, competitive position in export markets, technology, research and development, productivity, labor costs, raw material costs and sources, profit margins, return on investment, capital resources, government regulation, management and other factors.

For temporary defensive purposes, e.g., during periods in which changes in the Thai securities markets, other economic conditions or political conditions in Thailand warrant, the Fund may invest, without limit, in high quality debt instruments, such as Thai government securities, or hold cash.  The Fund may also at any time invest its assets held outside of the Investment Plan in U.S. Dollar money market instruments to pay Fund expenses in the United States and as reserves for dividends and other distributions to shareholders and in response to unforeseen circumstances.

The Fund’s policy is to purchase and hold securities for long-term capital appreciation and not to trade in securities for short-term gain, although volatility of the Thai securities market may make it necessary to engage in some short-term trading in order to preserve investment gains.  The Fund’s annual portfolio turnover rate is not expected to exceed 50%, although in any particular year market conditions could result in portfolio activity at a greater or lesser rate than anticipated.  The rate of portfolio turnover will not be a limiting factor when management of the Fund deems it appropriate to purchase or sell securities for the Fund.  The portfolio turnover rate is calculated by dividing the lesser of sales or purchases of portfolio securities by the average monthly value of the Fund’s portfolio securities, excluding money market instruments.

INVESTMENT LIMITATIONS

The following investment limitations are fundamental policies of the Fund and may not be changed without the express approval of the BOT and without the approval of the holders of a majority of the Fund’s outstanding voting securities as defined above under “Investment Objective and Policies”.  If a percentage restriction on investment or use of assets set forth below is adhered to at the time a transaction is effected, later changes in the percentage resulting from changing values will not be considered a violation of the restriction.  Also, if the Fund receives from an issuer of Thai securities held by the Fund subscription rights to purchase securities of that Thai issuer, and if the Fund exercises such subscription rights at a time when the Fund’s portfolio holdings of securities of that issuer (or that issuer’s industry) would otherwise exceed that limits set forth below (or would, as result of such exercise, exceed those limits), it will not constitute a violation if, prior to receipt of securities upon exercise of such rights, and after announcement of such rights, the Fund has sold at least as many shares of the same class and value as it would receive on exercise of such rights.

The Fund, through the Investment Plan or otherwise, is not permitted to:

(1)           Purchase securities on margin, except as set forth in paragraph (3) below.

(2)           Make short sales of securities or maintain a short position in any security.

Exh.C-2

(3)           Issue senior securities, borrow money or pledge its assets, except that the Fund may borrow money in an amount not to exceed 10% (calculated at the lower of cost or current market value) of its total assets (not including the amount borrowed) (i) to pay any dividends required to be distributed in order for the Fund to maintain its qualification as a regulated investment company under the Code or otherwise to avoid having the Fund be subject to U.S. taxes, (ii) from a bank for temporary or emergency purposes, (iii) for such short-term credits as may be necessary for the clearance or settlement of transactions, and (iv) for repurchases of its common stock.  The Fund may pledge its assets to secure such borrowings.  Notwithstanding the above, initial and variation margin in respect of futures contracts and options thereon and any collateral arrangements in respect of options on securities or indexes will not be prohibited by this paragraph (3) or any other investment restrictions.

(4)           Buy and sell any commodities or commodity futures contracts or commodity options, or real estate or interests in real estate or real estate mortgages, except that (i) the Fund may buy or sell securities of companies which invest or deal in commodities or real estate, and (ii) the Fund may enter into foreign currency and stock index futures contracts and options thereon and may buy or sell forward currency contracts.

(5)           Make loans, except through the purchase of debt securities consistent with its investment objective and policies.

(6)           Act as underwriter of securities of other issuers except, in connection with the purchase of securities for the Fund’s own portfolio or the disposition of portfolio securities or of subscription rights thereto, to the extent that it may be deemed to be an underwriter under applicable U.S. securities laws.

(7)           Make any investment for the purpose of exercising control or management.

(8)           Be operated in breach of Thai laws or the provisions of the Investment Contract.

Additional Restrictions Imposed by U.S. and Thai Law

The Fund is not subject to diversification requirements under the 1940 Act.  However, the Fund, and the Investment Plan, are subject to the following requirements.  The Fund and the Investment Plan are not permitted to:

(1)           Invest 25% or more of its assets in a single industry.  (For this purpose, the Thai Government and its agencies or instrumentalities will be considered an industry).

(2)           Purchase or hold (i) more than 15% of the total number of shares outstanding of any Thai limited company, or (ii) more than 15% of all of the outstanding debentures of any Thai limited company, or (iii) invest more than 15% of the value of the Investment Plan in the securities of any single Thai limited company.

(3)           Purchase or hold promissory notes issued by a Thai credit foncier company if the value thereof would exceed 5% of the Investment Plan’s assets.

(4)           Purchase or hold promissory notes issued by a Thai credit foncier company if the total value of promissory notes issued by all Thai finance companies would exceed 10% of the Investment Plan’s assets.

Exh.C-3

The Fund is also subject to certain requirements under the U.S. Internal Revenue Code of 1986, as amended with respect to its qualification as a regulated investment company requirements.  Pursuant to the 1940 Act, the Fund may not invest in securities of Thai companies engaged in the securities business.  The Fund intends to file with the Commission a request for an exemptive order permitting the Fund to invest in securities of certain Thai securities companies; however, there is not assurance that such relief will be granted.  The Fund believes that securities of Thai companies engaged in the securities business represent a significant industry group within the Thai securities market.  If the requested exemptive relief is not granted, the Fund may be adversely affected.  To the extent that requirements under Thai law or U.S. Law or other investment limitations described in this paragraph are changed by applicable law, the Fund may make investments, directly or through the Investment Plan, in accordance with such changed law.

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Exh.C-4